Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Spyre Therapeutics, Inc. of our report dated March 2, 2023, except for the effects of the reverse stock split discussed in Note 14 to the consolidated financial statements, as to which the date is November 15, 2023, relating to the financial statements of Aeglea BioTherapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

February 2, 2024